Exhibit 23

               Consent of Independent Certified Public Accountants

The Board of Directors
Yonkers Financial Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-37667 and No. 333-37669) of our report dated October 29, 1998 relating to the consolidated balance sheets of Yonkers Financial Corporation and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 Annual Report on Form 10-K of Yonkers Financial Corporation.


/s/ KPMG Peat Marwick LLP

Stamford, Connecticut
December 29, 1998